Exhibit 99.1

Bionik Laboratories Enters Into Merger Agreement to Acquire

Interactive Motion Technologies, Inc. (IMT)

•	Bionik to acquire all of IMT’s outstanding stock; IMT shareholders to receive shares of Bionik common stock
•	Bionik executing the first step in expanding the Company’s robotics neurorehabilitation product portfolio beyond internal development
•	IMT product portfolio includes three revenue-generating, commercial stage products and two development-stage programs
•	Bionik will have a product portfolio to address both upper and lower body rehabilitation for mobility challenged individuals
•	Preeminent leaders in robotics technology development to join Bionik management team
•	Bionik’s near-term strategy is to accelerate market expansion and revenue generation with IMT product integration

Toronto, ON – March 7, 2016 – Bionik Laboratories Corp. (OTCQX: BNKL), a medical device and robotics company with a focus on developing technologies and solutions for individuals with neurological disorders (“Bionik” or the "Company"), announced today it has entered into a definitive merger agreement to acquire Interactive Motion Technologies, Inc. (IMT), a Boston, Massachusetts-based global pioneer and leader in providing effective robotic tools for neurorehabilitation. Under the terms of the Merger Agreement, pending shareholder approval, among other conditions, IMT shareholders will receive an aggregate of 23,650,000 shares of Bionik’s common stock.

“We worked tirelessly throughout 2015 to identify the right opportunities to execute on our growth strategy, and I believe this all-stock transaction will be transformational for Bionik. The proposed acquisition of IMT and its innovative medical engineering systems will enable Bionik to significantly expand our technology and product portfolio, enabling the Company to offer a suite of synergistic commercial-stage and development products in the neurorehabilitation field,” stated Peter Bloch, Chief Executive Officer and Chairman of the Board of Bionik Laboratories.

Michal Prywata, Co-Founder and Chief Operating Officer of Bionik, stated, “The platform combination of IMT and Bionik is expected to build on both companies’ technological strengths and advance our opportunities to further provide solutions and innovative technologies to address the rehabilitation and ambulation process for individuals with neurological disorders living with both upper and lower body mobility challenges.”

The transaction is subject to customary closing conditions, including approval by IMT’s shareholders. Bionik expects the transaction to close in April 2016. At closing, Bionik will acquire 100 percent of IMT’s outstanding shares and, accordingly, all of IMT’s assets and liabilities.

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Following the closing of the acquisition, the IMT and Bionik teams expect to be integrated, and Bionik will maintain IMT’s U.S. office based in Boston, Massachusetts. Upon closing, Jules Fried, IMT’s Chief Executive Officer, is expected to be appointed to Bionik’s management team as VP, U.S. Operations and Hermano I. Krebs, Ph.D., M.S., IMT’s Co-Founder and Chairman of the Board, is expected to be appointed Chief Science Officer of the Company. Neville Hogan, Ph.D., M.S., M.E., a member of IMT’s Board of Directors, is expected to assume an advisory role to the Bionik team. Drs. Krebs and Hogan are co-founders of IMT, robotics engineering professors at the Massachusetts Institute of Technology (MIT) and world leaders in robotics technology development.

Dr. Hogan commented, “I look forward to merging the two companies and believe this is an important step forward in building a meaningful product portfolio.”

Dr. Krebs commented, “We fully intend to continue leveraging our in-depth research and development relationships within the space along with our relationship with MIT to identify additional synergistic robotic technologies to continue building a rich product portfolio.”

Mr. Fried, Chief Executive Officer of IMT, added, “Much like the team at Bionik, our mission has been focused on the design and implementation of innovative robotic rehabilitation with the goal of improving function and quality of life to a broad range of neurologic patients. I am very pleased to be added to the Bionik management team and believe that joining will ensure these goals are achieved and, most importantly, provide patients, their families and their neurorehabilitation professional partners with even more options for recovery.”

IMT Commercialized Products and Development Pipeline Overview

IMT’s product line includes three upper extremity clinical rehabilitation products currently on the market for clinical use, a lower-body product available for research use being developed for clinical release, and an exciting new product candidate for gait in development at MIT. IMT has established a growing body of clinical data for these products. The clinical products have U.S. Food and Drug Administration (FDA) approval and are currently sold in over 20 countries, including the United States. IMT has strong data and licensed intellectual property for certain of its products including three patents with exclusivity through 2029 and 2033. In addition, IMT’s manufacturing facility is compliant with FDA regulations.

Upper Extremity Commercial-Stage Clinical Rehabilitation Systems (focused primarily on stroke):

InMotion ARM™ Interactive Therapy System

The InMotion ARM robot is used to rehabilitate stroke patients with upper body neurological limitations. The product is evidence based, intelligent, interactive technology capable of continuously adapting to and challenging the patient’s ability. This allows the clinician to efficiently deliver personalized intensive sensorimotor therapy to neurologic patients. The InMotion ARM is the most thoroughly researched device for upper extremity neurorehabilitation.

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InMotion WRIST™ Interactive Therapy System

The InMotion WRIST robot is capable of lifting even a severely impaired neurologic patient’s hand against gravity, overcoming most forms of hypertonicity. The InMotion WRIST robot accommodates the range of motion of a normal wrist in everyday tasks and can be used by clinicians as a stand-alone treatment option or in addition to the InMotion ARM to offer progressive modular robotic neurorehabilitation.

InMotion HAND™ Interactive Therapy System

The InMotion HAND robot is an add-on option to the InMotion ARM. The InMotion HAND is capable of continuously adapting to the needs of each patient — delivering customizable therapy. This module provides assist-as-needed™ grasp and release training with flexible positioning. It may be used in neutral (vertical) or pronation mode for patients with limited range due to developmental or tone impairments. The InMotion HAND can be used to train grasp and release separately or in combination with the reaching movements of the InMotion ARM.

For the fiscal year ending December 31, 2015, IMT generated approximately $2 million in revenue from its three commercialized products. Bionik believes there is a significant growth opportunity with the existing and development products.

The Bionik team is committed to executing on its strategy of market expansion and revenue growth of the IMT products in 2016. Bionik expects to bolster its team with the appointment of a Chief Commercial Officer, for which it is currently recruiting.

Lower-body Rehabilitation Systems:

InMotion ANKLE™ Interactive Therapy System

The InMotion ANKLE is an exoskeletal robotic system using the same design principles that have made IMT the leader in upper extremity rehabilitation. Development of the InMotion’s ANKLE was done in close collaboration with the Newman Laboratory for Biomechanics and Human Rehabilitation at MIT. The InMotion ANKLE is currently available in multiple clinics for research in the U.S.

Additionally, for individuals suffering from problems of walking and gait associated with neurological disorders, IMT holds a license on a patent for a novel treatment employing gravity based method to train gait including balance. A prototype design is currently being tested in the laboratory at MIT.

“IMT’s innovative system that is designed to optimize the use of robotics for neurorehabilitation, along with Bionik’s expected first product, ARKE™, are important foundations in our strategic plan for growth and we believe position Bionik for success as a growing medical device and robotics technology company. With the close of this transaction, expected in April 2016, we intend to immediately focus on market expansion, primarily in the stroke market, revenue generation for the commercial products and the advancement of all of our development stage programs. We believe the progress that we expect on all of these fronts will position 2016 as a breakthrough year for Bionik,” concluded Mr. Bloch.

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Bionik Product Update – ARKE, Proprietary Lower-Body Exoskeleton Overview:

In the fourth quarter of 2015, Bionik commenced testing of the first rehabilitation units of ARKE GEN2, a robotic lower-body exoskeleton device that is designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking and other motion.

In preparation for the launch of the ARKE rehabilitation clinical validation program, Bionik commenced pre-clinical verification testing in 2015. Validation testing is expected to continue through 2016. The Company then anticipates filing for Health Canada approval and the CE mark in Europe in the first half of 2017 with the FDA following thereafter.

In February 2016, Bionik announced that it is working with IBM to develop a unique analytics system and apply sophisticated machine learning algorithms to improve the outcomes of neurological rehabilitation. Use of IBM’s cognitive computing infrastructure would enable access to the exoskeleton’s performance, patient data, and results of ARKE rehabilitation from multiple sites, including rehabilitation centers, physicians’ offices, physiotherapists’ offices, patients’ homes, research centers or any other location at any time. Phase one of three of the IBM development project for ARKE is expected to be completed in 2016. Phase one will include the full backend required to capture the information needed for future use.

About Interactive Motion Technologies (IMT)

 Interactive Motion is the global pioneer in robotic rehabilitation therapy for central nervous system disorders. Originally developed at the Massachusetts Institute of Technology and formerly known as the MIT-Manus, Interactive Motion’s interactive therapy systems provide adaptive therapy for inpatients or outpatients with stroke or cerebral palsy with moderate to severe impairments.

By continually adapting to the patient’s ability to move, the systems provide the intense, intelligent and customized therapy needed to develop new neural pathways. Used in both clinical and research settings, designs are based on the principles of neuroscience and therapy protocols are fully evidence-based. Upper and lower extremity devices have demonstrated solid results in research conducted in conjunction with renowned rehabilitation experts at facilities around the world. There are over 100 published studies on its upper extremity technology , including multi-site randomized clinical trials.

IMT’s mission is to improve function and quality of life for the broadest range of neurologically impaired patients. For more information about IMT please visit http://interactive-motion.com/.

About Bionik Laboratories

Bionik Laboratories (OTCQX: BNKL) is a medical device and robotics company with a focus in developing technologies and solutions for individuals with neurological disorders. The Bionik team has researched, developed and tested its expected first product, The ARKE™, a robotic lower-body exoskeleton device that allows paraplegics as well as other wheelchair users the ability to rehabilitate through walking and other motion. For more information, please visit www.bioniklabs.com and connect with the Company on Twitter, LinkedIn and Facebook.

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Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the successful closing of the transactions contemplated by the merger agreement with IMT and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, existing or increased of the closing conditions to the merger with IMT, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Investor and Media Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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